EXHIBIT 99.1

ZVUE Receives Delisting Notice from NASDAQ

SAN FRANCISCO, Calif., July 21, 2008 -- ZVUE Corporation (NASDAQ: ZVUE), a global digital entertainment company, today announced that it had received notice on July 17, 2008 from the NASDAQ Stock Market ("NASDAQ") that the Company does not meet the independent director and audit committee requirements for continued listing on The NASDAQ Stock Market under Marketplace Rules 4350(c)(1)1 and 4350(d)(2)2 (the “Rules”), respectively. In addition, the Company is not eligible for the cure period provided in Marketplace Rule 4350. As a result, Staff is reviewing the Company's eligibility for continued listing on The NASDAQ Stock Market. To facilitate this review, NASDAQ has asked the Company to provide a specific plan and timetable to achieve compliance with the Rules on or before August 1, 2008. The Company is in the process of preparing the requested plan and timetable and expects to meet the August 1, 2008 deadline.

The letter was the result of the previously announced resignations of Messer. Allan Grafman and Mitchell Koulouris on July 3 and July 10, 2008 which were not as a result of any disagreement with the company on any matter relating to its operations, policies or practices.

About ZVUE Corporation
ZVUE Corporation (NASDAQ: ZVUE) is a global digital entertainment company. Its ZVUE Network (comprised of eBaumsWorld.com, Putfile.com, Holylemon.com, UnOriginal.co.uk, YourDailyMedia.com, Dorks.com, FunMansion.com and ZVUE.com) is consistently among the top-five companies providing user-generated video online and ranked in the top 50 online entertainment companies overall by comScore. ZVUE™ personal media players are mass-market priced and currently available for purchase online and in Wal-Mart stores throughout the U.S. For more information, visit www.zvue.com.

ZVUE, HandHeld Entertainment, eBaum’s World, ZVUE Networks, eBaumsWorld.com, Putfile.com, Holylemon.com, UnOriginal.co.uk, YourDailyMedia.com, Dorks.com, FunMansion.com, ZVUE.com and ZVUE are trademarks of ZVUE Corporation. All other trademarks are property of their respective owners.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors including the ability of the company to successfully commercialize its new technologies as well as risk factors set forth from time to time in ZVUE Corporation’s filings with the United States Securities and Exchange Commission, including Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K and other reports filed by the company with the SEC. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. As a result, investors should not place undue reliance on these forward-looking statements.

ZVUE MEDIA AND INVESTOR CONTACT:
Investor contact: Howard Gostfrand/David Sasso
305-918-7000
info@amcapventures.com